UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

 CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 1, 2013

GLYECO, INC.
(Exact Name of Registrant as Specified in Its Charter)

Nevada	000-30396	45-4030261
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4802 East Ray Road, Suite 23-408 Phoenix, Arizona		85044
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (866) 960-1539

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Information.

On July 1, 2013, GlyEco, Inc., a Nevada corporation (the “Company”), entered into a Preliminary Agreement (the “Preliminary Agreement”) with GSS Automotive Recycling, Inc., a Maryland corporation (“GSS”), to purchase GSS’s glycol recycling business located in Landover, MD.

Pursuant to the Preliminary Agreement, the Company has agreed to purchase from GSS, and GSS has agreed to sell to the Company, GSS’s business and all of its assets, free and clear of any encumbrances, according to the following terms:

1.	The Company will provide:

a.	$400,000 in cash to be delivered upon the closing of the transaction; and

b.
460,000 shares of the Company’s unregistered common stock, $0.0001 par value per share, of which 200,000 shares will be held in escrow for a period of one year to secure the representations and warranties made by GSS relating to the business.

2.	GSS will provide:

a.	A net working capital of $50,000 upon the closing of the transaction.

The parties intend the Preliminary Agreement to create a binding obligation.  The terms are agreed upon in anticipation of the completion of a more definitive Asset Purchase Agreement, which will supersede and replace the Preliminary Agreement. If, despite the best efforts of the parties to negotiate, an Asset Purchase Agreement is not entered into by October 1, 2013, either party may terminate the Preliminary Agreement.

The parties have agreed that the terms outlined above are subject to change contingent upon an audit of GSS’s business by GlyEco.  GSS has agreed to assist GlyEco in its performance of such a due diligence investigation of the business and to provide the Company with reasonable access to its books, records, and other information pertaining to the business.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GLYECO, INC.

Dated: July 10, 2013	By:	/s/ John Lorenz
John Lorenz President and Chief Executive Officer, Director (Principal Executive Officer)